Registration Statement No. 333-196387
Filed Pursuant to Rule 433
Subject to Completion, dated April 7, 2017
Preliminary Pricing Supplement
(To the Prospectus dated June 27, 2014 and
the Prospectus Supplement dated June 27, 2014)
$__________
Senior Medium-Term Notes, Series C
Raymond James Oil Focus Series 4 – Notes Linked to a Fixed Basket of 16 Common Equity Securities, due April 30, 2019
•
The notes will be linked to a basket of 16 common equity securities and/or American Depositary Shares (each, a “Reference Share” and together, the “Basket”) of entities engaged in the energy industry that are not affiliated with us (each, a “Reference Share Issuer”). The Reference Shares were selected in April 2017 by Raymond James & Associates, Inc. (“Raymond James”).

•	You may lose all or a portion of the principal amount of your notes at maturity.
•
The Reference Shares are: Continental Resources, Inc. (“CLR”); Canadian Natural Resources Limited (“CNQ”); Concho Resources Inc. (“CXO”); Eni SpA (“E”); EnLink Midstream, LLC (“ENLC”); Halliburton Company (“HAL”); Hess Corporation (“HES”); Marathon Oil Corporation (“MRO”); Newfield Exploration Company (“NFX”); Oasis Petroleum Inc. (“OAS”); Parsley Energy, Inc. (“PE”); Patterson-UTI Energy, Inc. (“PTEN”); Pioneer Natural Resources Company (“PXD”); RPC, Inc. (“RES”); Superior Energy Services, Inc. (“SPN”); and TOTAL S.A. (“TOT”).

•	The notes do not pay any interest.
•
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares over the term of the notes. As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Level Percentage” (as defined below) is not at least approximately 103.36%. We describe in more detail below how the payment at maturity will be determined.

•	Any payment at maturity on the notes is subject to our credit risk.
•	The notes will not be listed on any securities exchange or quotation system.
•	The CUSIP number of the notes is 06367TVQ0.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interest” below.
Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-6 of this pricing supplement and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement, and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this preliminary pricing supplement, the estimated initial value of the notes is $960.80 per $1,000 in principal amount based on the terms set forth above. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $945.00 per $1,000 in principal amount. However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission(1)	Proceeds to Us
Per $1,000 of the Notes	US$1,000.00	US$20.00	US$980.00
Total	US$ ●	US$ ●	US$ ●

(1)
$20.00 per $1,000 in principal amount per note will be received by Raymond James for its services acting as an agent in connection with the distribution of the notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

BMO Capital Markets

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Issue Date of the Notes:	April 28, 2017

Issue Price of the Notes:	$1,000 per $1,000 in principal amount of the notes.

Interest Payments:	None.

Reference Shares:	The 16 Reference Shares set forth on the cover page of this pricing supplement.

The Reference Shares are energy sector securities selected by the Equity Research Department of Raymond James based on its belief that certain U.S. energy sector companies engaged in exploration and production may become more profitable and increase their capital efficiency, as discussed in the section below, “Reference Share Selection.”

Redemption Amount:
The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket and the dividends paid on the Reference Shares. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage, and (c) the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 103.36% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount. In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, 6.25%, except as described below under “—Potential Unequal Weighting.”

Initial Basket Level:	The initial level of the Basket shall be deemed to be $1,000.

Initial Composition of the Basket:
The Basket shall initially be deemed to consist of a number of each Reference Share calculated as follows:

•      Except under the circumstances described below, each Reference Share shall initially constitute 1/16 of the Basket, with an aggregate value of $62.50 ($1,000 divided by 16).

•      Accordingly, initially, the number of shares of each Reference Share in the Basket shall be calculated by dividing $62.50 by the Initial Share Price, rounded to four decimal places.

•      The number of shares of each Reference Share initially included in the Basket will be determined on the final Averaging Date, and will be made available to investors in the notes.

For example, if the Initial Share Price of a Reference Share is $25.00, the Basket will initially be deemed to include 2.5 shares of that Reference Share ($62.50 divided by $25.)

Potential Unequal Weighting:
On the first Averaging Date, we may determine, in our sole discretion, that one or more of the Reference Shares has relatively lower liquidity than most or all of the other Reference Shares. In such circumstances, we reserve the right to assign a Reference Share Weighting for that Reference Share or those Reference Shares (each a “Lower Weight Reference Share”) that is less than 6.25%.

For example:

•      If we assign a Reference Share Weighting of only 1% to one Lower Weight Reference Share, the other 15 Reference Shares will account for the remaining 99% of the Basket, and therefore, will each have a Reference Share Weighting of 6.60% (99% divided by 15), instead of 6.25%.
•      If we assign a Reference Share Weighting of 2% to one Lower Weight Reference Share and 3% to another Lower Weight Reference Share, the other 14 Reference Shares will account for the remaining 95% of the Basket, and therefore, will each have a Reference Share Weighting of 6.7857% (95% divided by 14), instead of 6.25%.

•      If we assign a Reference Share Weighting of 1% to three different Lower Weight Reference Shares, the other 13 Reference Shares will account for the remaining 97% of the Basket, and therefore, will each have a Reference Share Weighting of 7.4615% (97% divided by 13), instead of 6.25%.

The final pricing supplement will set forth whether or not there are any Lower Weight Reference Shares in the Basket, and the actual initial Reference Share Weighting of each Reference Share.

Addition of Shares to the Basket:
As to any Reference Share, each cash dividend declared on such Reference Share shall be deemed to reinvested by the Basket in additional shares of that Reference Share. The number of additional shares to be added to the Basket will be determined based on the product of (a) the number of such Reference Shares in the Basket as of the applicable ex-dividend date multiplied by (b) the applicable Dividend Amount. The result will be divided by the closing price of the relevant Reference Share as of the applicable ex dividend date.

For example, if there are three shares of a Reference Share in the Basket, and the relevant issuer declares a dividend of $1 per share, and the closing price of the Reference Share on the ex dividend date is equal to $10, then the number of shares to be added to the Basket will be 0.30. The Basket will then be deemed to have 3.3 of those shares.

Accordingly, the number of shares of each Reference Share included in the Basket will increase over the term of the notes if the relevant issuer pays dividends to holders of the Reference Share.

Final Basket Level:	The Final Basket Level will equal the sum, for each Reference Share, of the number of shares of that Reference Share in the Basket as of the final valuation date multiplied by its Final Share Price.

Participation Rate:
96.75%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 103.36% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount of the notes.

Basket Level Percentage:	The Basket Level Percentage will equal: Final Basket Level Initial Basket Level The Basket Level Percentage will be expressed as a percentage.

Average Intra-day Price:
With respect to a Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Initial Share Price:	The arithmetic mean of the Average Intra-day Prices on each averaging date occurring shortly before the issue date of the notes.

Final Share Price:	For one Reference Share, the arithmetic mean of the closing prices on each valuation date.

Averaging Dates:	April 21, 2017, April 24, 2017 and April 25, 2017.

Valuation Dates:	The valuation dates will occur on three trading days occurring shortly before the maturity date. The scheduled valuation dates are: April 23, 2019, April 24, 2019 and April 25, 2019.

Maturity Date:	April 30, 2019

Dividend Amount:
An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from the second averaging date to the final valuation date, determined as described in more detail below.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06367TVQ0

Distribution:
The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

Each averaging date and each valuation date for any Reference Share, as well as the maturity date, are subject to postponement in the event of a Market Disruption Event with respect to an applicable Reference Share, as described in the section “Description of the Notes – Market Disruption Events” in this pricing supplement.

The pricing date and the issue date of the notes are subject to change. The actual pricing date, issue date, averaging dates, valuation dates and maturity date for the notes will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below assume a Participation Rate of 96.75%.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,354.50	35.45%
130.00%	$1,257.75	25.78%
120.00%	$1,161.00	16.10%
110.00%	$1,064.25	6.43%
103.36% (1)	$1,000.00	0.00%
100.00%(2)	$967.50	-3.25%
90.00%	$870.75	-12.93%
80.00%	$774.00	-22.60%
70.00%	$677.25	-32.28%
60.00%	$580.50	-41.95%

(1) For you to receive a Redemption Amount greater than the principal amount the notes, the Basket Level Percentage must be greater than approximately 103.36% due to the effect of the Participation Rate being only 96.75%.
(2) If the Basket Level Percentage is not at least approximately 103.36%, you will lose some or all of the principal amount of the notes.

Please see the sections below, “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 27, 2014: http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm

•	Prospectus dated June 27, 2014: http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

Bank of Montreal has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for this offering. Before you invest, you should read those documents and the other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. The notes are a riskier investment than ordinary debt securities. In addition, the notes are not equivalent to investing directly in the Reference Shares. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the dividends declared on the Reference Shares, and may be less, and possibly significantly less, than your initial investment. If the prices of the Reference Shares decrease and the applicable Dividend Amounts are not sufficient to offset that decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 96.75%, the Basket Level Percentage must exceed approximately 103.36% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than approximately 103.36%). Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares. The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period. Your notes may trade quite differently from the Reference Shares. Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes. Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Our initial estimated value of the notes will be lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page of this pricing supplement.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions, interest rates, and other relevant factors. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares. The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares. In addition, if the final pricing supplement sets forth one or more Lower Weight Reference Shares, any increases in the value of any Lower Weight Reference Share will have a smaller impact on the payment of the notes than if that Lower Weight Reference Share had been assigned a Reference Share Weighting that was equal to that of the other Reference Shares. The positive performance of that Lower Weight Reference Share will offset to a lesser extent any decrease in value of any Reference Share with a higher weighting.

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may suffer substantial losses.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes. Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Shares. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 103.36% for the Redemption Amount to exceed the principal amount.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;

•	the dividend yields of the Reference Shares;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares;

•
as to any Reference Shares that have been issued by non-U.S. companies (a “non-U.S. Reference Share”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies in which the non-U.S. Reference Shares trade could have a negative impact on the payments due on your notes and their market value; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes. The notes are our senior unsecured debt securities. The payment due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the values and dividend yields of the Reference Shares increase as of the valuation dates. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Initial Share Price for each Reference Share will be based on the Average Intra-day Prices for that Reference Share on each averaging date, which may adversely affect the return on the notes. The Initial Share Price of each Reference Share will be based on the Average Intra-day Prices of that Reference Share on each averaging date. The Average Intra-day Price for a Reference Share on any averaging date is the arithmetic mean of the prices at which we, or one or more of our affiliates execute transactions with respect to such Reference Share on each averaging date in order to hedge our obligations under the notes.

As a result, the hedging activities relating to each Reference Share by us or any of our affiliates may affect the calculation agent’s determination of the Initial Share Price for each Reference Share; therefore, these hedging activities may adversely affect the payment at maturity, if any.

The Initial Share Price for each Reference Share will not be known until after the pricing date of the notes. The Initial Share Price of the Reference Shares will be determined over three averaging dates. We expect that the first averaging date will be the pricing date of the notes. As a result, the Initial Share Price of one or more Reference Shares may be substantially higher or lower than its market price on the date that you make your investment decision to purchase the notes.

The Final Share Price of each Reference Share is based on the arithmetic average of its closing prices on each valuation date and may be less than the closing prices of such Reference Share prior to such dates or on any valuation date individually. The Final Share Price of each Reference Share will be calculated based on the closing prices of that Reference Share on each of the valuation dates specified above. The prices prior to those dates will not be used to determine the Redemption Amount. Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing prices of the Reference Shares on each of the valuation dates will be used to calculate the applicable Final Share Prices and the Redemption Amount payable to you at maturity. In addition, because each Final Share Price is based on the arithmetic average of the closing prices of the relevant Reference Share on each valuation date, the Final Share Price calculated in this manner may be lower than the price of the relevant Reference Share on any single valuation date. Accordingly, the averaging feature may decrease the Final Share Price and therefore your return on the notes.

Correlation among the Reference Shares may affect the value of your notes. The Reference Shares may not represent a diversified portfolio of securities. To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities. The Reference Shares may be concentrated in a limited number of industries. An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

We will not hold shares of any Reference Share for your benefit. The Basket is solely a hypothetical calculation of the value of the Reference Shares. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares. In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future. These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates. For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares. We may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes. We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports with respect to most or even all of the Reference Shares. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Even if our affiliates or Raymond James provides research that expresses a negative opinion about one or more of the Reference Shares, or if market conditions in the energy sector or otherwise change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Initial Share Prices, the Final Share Prices, the Dividend Amounts, the number of Reference Shares in the Basket at any time, the Basket Level Percentage, the Redemption Amount and whether any market disruption event has occurred. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Share Issuer may undertake. The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Shares should not be taken as an indication of their future performance. The Final Share Prices of the Reference Shares will determine the Redemption Amount. The historical performance of the Reference Shares does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes. The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available. Although dividends and distributions on the Reference Shares have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future. The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero.

Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The securities included in the Basket are concentrated in one sector. All of the securities included in the Basket are issued by companies in the energy sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Reference Shares, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the energy sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the energy sector may reduce your return on the notes. All of the Reference Shares are issued by companies whose primary lines of business are directly associated with the energy sector. The value of the securities of these types of companies is affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the prices of securities of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the level of Basket. This in turn could adversely impact the market value of the notes and decrease the payment at maturity.

The inclusion of the Reference Shares in the Basket does not guarantee a positive return on the notes. There can be no assurance that any Reference Share, or the Basket in its entirety, will increase in value. The performance of the Reference Shares may be less than the performance of the equities markets generally, less than the performance of other energy companies that are not included in the Basket, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. As of the date of this document, the Equity Research Department at Raymond James believes that the stock prices of companies in the energy sector have the potential to increase during the term of the notes. However, there can be no assurance that they will in fact do so. Although Raymond James has expressed a positive view as to the Reference Shares prior to the date of this pricing supplement, those views may change significantly during the term of the notes. In addition, any positive views of Raymond James’ research division are separate and apart from the offering of these notes, and does not constitute investment advice. Our offering of the notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the notes or in the Reference Shares.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity. Investing in the notes will not make you a holder of any of the Reference Shares. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts are reflected in the Redemption Amount through the addition of shares to the Basket) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity. Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity. If these events occur, the calculation agent may, for example, adjust the composition of the Basket. See “Description of the Notes—Anti-dilution Adjustments.”

No Reference Share Issuer will have any role or responsibilities with respect to the notes. None of the issuers of the Reference Shares will have authorized or approved the notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the notes. No such company will receive any of the proceeds from any offering of the notes. No Reference Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. The shares of Canadian Natural Resources Limited, Eni SpA, and TOTAL S.A. were each issued by a non-U.S. company. Therefore, the return on the notes may be affected by factors affecting the value of securities in the relevant non-U.S. markets. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the prices of the Reference Shares and the payment at maturity. Because the Reference Shares included in the Basket, in addition to their U.S. listing, may trade in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those Reference Shares are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.

The notes are subject to risks associated with a Basket Component that has a limited trading history. The common stock of Parsley Energy, Inc. has been publicly traded only since May 2014. Accordingly, there is only a limited trading history available for this Basket Component, upon which you can evaluate their prior performance.

We do not control any Reference Share Issuer and we are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any Reference Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Share. We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise. We will not perform any due diligence procedures with respect to the applicable Reference Share Issuers. You should make your own investigation into the Reference Share Issuers.

Industry consolidation and other corporate events may alter the composition of the Basket. If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket. Consequently, any consolidation among issuers of the Reference Shares will result in an increased weighting in the Basket for the surviving company. The effects on the Basket and the Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Reference Shares. The calculation agent will make adjustments to the Basket for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share. For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

Additional Risks Relating to a Reference Share that Is an ADS

The value of the Reference Share may not accurately track the value of the common shares of the applicable company. If a Reference Share is an ADS, such as TOT and E, each share of that Reference Share will represent shares of the relevant Reference Share Issuer. The trading patterns of the ADSs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADSs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADSs. For example, certain factors may increase or decrease the public float of the ADSs and, as a result, the ADSs may have less liquidity or lower market value than the common shares of the Reference Share Issuer.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of the Reference Share. Holders of a Reference Share Issuer’s ADSs may usually surrender the ADSs in order to receive and trade the underlying common shares. This provision permits investors in the ADSs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the Reference Share to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADSs.

DESCRIPTION OF THE NOTES

This pricing supplement, and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014. Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

We will not pay periodic interest payments on the notes.

Composition of the Basket

The Basket will be composed of the Reference Shares, which will be the energy sector securities selected by Raymond James. The identity of the Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share will be assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the first averaging date. The Reference Share Weighting of each Reference Share will be 6.25%, except under the circumstances described in the section above, “Key Terms of the Notes.”

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares. The Redemption Amount will equal:

($1,000 × the Basket Level Percentage × the Participation Rate)

The Basket Level Percentage will equal:

Final Basket Level
Initial Basket Level

The Basket Level Percentage will be expressed as a percentage.

The Basket shall initially be deemed to consist of a number of each Reference Share calculated as follows:

•	Except as otherwise set forth in this document, each Reference Share shall initially constitute 1/16 of the Basket, with an aggregate value of $62.50 ($1,000 divided by 16).

•	Accordingly, initially, the number of shares of each Reference Share in the Basket shall be calculated by dividing $62.50 by the Initial Share Price, rounded to four decimal places.

•	The number of shares of each Reference Share initially included in the Basket will be determined on the final Averaging Date, and will be made available to investors in the notes.

For example, if the Initial Share Price of a Reference Share is $25.00, the Basket will initially be deemed to include 2.5 shares of that Reference Share ($62.50 divided by $25.)

Initial Share Price. For each Reference Share, the “Initial Share Price” will be determined over the three averaging dates set forth above. For each Reference Share, the Initial Share Price will equal the arithmetic mean of the Average Intra-day Prices on each averaging date.

Average Intra-Day Price. With respect to each Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Final Share Price. For each Reference Share, the arithmetic mean of the closing prices on each valuation date.

Dividend Amount. An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second averaging date to (and including) the final valuation date, as determined by the calculation agent, and subject to the following limitations:

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second averaging date, only 1/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third averaging date, only 2/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second valuation date, only 2/3 of the applicable distribution shall be included; and

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third valuation date, only 1/3 of the applicable distribution shall be included.

If any Dividend Amount announced and/or declared by the relevant Reference Share Issuer is not paid as so announced or declared, or is paid in a smaller amount, the calculation agent shall make such adjustments to the Basket as shall be necessary to reflect the actual amount received by holders of the Reference Shares.

Valuation Dates

The valuation dates will occur on three trading days occurring shortly before the maturity date. The scheduled valuation dates are: April 23, 2019, April 24, 2019 and April 25, 2019. If any valuation date is not a trading day as to any Reference Share, that valuation date will be postponed as to that Reference Share to the next trading day (and each subsequent valuation date will be similarly postponed). If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be April 30, 2019, unless that date is not a business day, in which case the maturity date will be the next following business day. The maturity date will be postponed by the same number of business days as the final valuation date may be postponed, as provided herein, and no interest will be payable as a result of any such postponement.

Certain Definitions

Business Day. A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price. The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•
if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need to exceed three and may include the calculation agent, Raymond James, or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on any scheduled averaging date or valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs, and each subsequent averaging date or valuation date will be similarly postponed. In no event, however, will any averaging date or valuation date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on an averaging date or the valuation date, the determination of the Initial Share Price or the Final Share Price could also be postponed, although not by more than ten trading days. If the final scheduled valuation date is postponed, the maturity date shall be postponed by the same number of business days.

If an averaging date or a valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments

The calculation agent will adjust the number of Reference Shares included in the Basket if any of the dilution events described below occurs with respect to that Reference Share.

The calculation agent will adjust a Reference Share included in the Basket as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection. The Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to any Reference Share, the calculation agent will adjust that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis. As a result, having adjusted a Reference Share for the first event, the calculation agent will adjust that same Reference Share for the second event, applying the required adjustment to the Reference Share as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to the notes, that results solely from that event. The calculation agent may also adjust the Initial Share Price, the Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the number of the applicable shares in the Basket to reflect the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective. The Reference Share will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the averaging dates and on or before the applicable valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the averaging dates and on or before the applicable valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the calculation agent will adjust the number of the applicable shares in the Basket to reflect the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective. The Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the averaging date and on or before the first valuation date.

Transferable Rights and Warrants

If a Reference Share Issuer issues transferable rights or warrants to all holders of record of the applicable Reference Share to subscribe for or purchase the Reference Share, including new or existing rights to purchase the Reference Share under a shareholder rights plan or arrangement, then the Final Price will be adjusted by the calculation agent based on the number of Reference Shares that can be purchased with the cash value of those warrants or rights distributed on one Reference Share.

The number of shares that can be purchased will be based on the closing price of the Reference Share on the date of the consummation of the relevant transaction. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the applicable date, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

The adjustments in this subsection will not be made, however, unless the ex-dividend date described above occurs after the averaging dates and on or before the applicable valuation date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of determining the composition of the Basket, the calculation agent will determine the amount of cash, securities and other property distributed in respect of one share of that Reference Share. The calculation agent will allocate a portion of any subsequent relevant Dividend Amount to assume that such property was used to purchase such assets.

If the calculation agent determines that, by doing so, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, make such other adjustments as it deems to be necessary, or may substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•	the Reference Share is reclassified or changed;

•
the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Reference Share Issuer effects a spin-off — that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the calculation agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the averaging dates and on or before the applicable valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the composition of the Basket or the closing price of a Reference Share on a valuation date based upon the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property. The calculation agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then the Basket will be deemed to consist of, for each Reference Share, two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share. In that event, the cash component will not be redetermined but will continue to be a component of the Basket.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Reference Share on a valuation date. In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above. Consequently, in this pricing supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share. Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share. In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share. For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the notes. The calculation agent will determine, in its sole discretion, the Initial Share Price, each Dividend Amount and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the value of that Reference Share and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADSs

The Reference Share may consist of ADSs of a Reference Share Issuer, such as in the case of TOT. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of the applicable Reference Share. For example, if a spin-off occurs and the Reference Share represents both the spun-off security as well as the existing Reference Share, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section. More particularly, the calculation agent may not make an adjustment (a) if holders of the Reference Share are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (b) to the extent that the calculation agent determines that the Reference Share Issuer or the depositary for the ADSs has adjusted the number of common shares of the Reference Share Issuer represented by each Reference Share so that the market price of the Reference Share would not be affected by the corporate event in question.

If the Reference Share Issuer or the depository for the ADSs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Reference Share Issuer represented by each Reference Share, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADSs may also make adjustments in respect of the ADSs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust those terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Delisting of ADSs or Termination of ADS Facility

If a Reference Share is an ADS that is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, or included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the Reference Share Issuer and the ADS depositary is terminated for any reason, then, on and after the date that the Reference Share is no longer so listed or admitted to trading or the date of that termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the Reference Share Issuer, and the calculation agent will determine the payment at maturity by reference to those common shares. Under these circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the applicable Final Share Price, the closing price of the Reference Share Issuer’s common shares on their primary exchange will be converted to U.S. dollars using the exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the number of shares of each Reference Share deemed to be in the Basket at any time, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

REFERENCE SHARE SELECTION

The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding the energy sector. As of the date of this pricing supplement, the Equity Research Department believes that the market price of crude oil is likely to increase from the present to the end of 2017, and that such price increase would be expected to result in increased stock prices for the Reference Shares. However, we note that these are only research views based on currently available information. There is no assurance that any particular company will be successful or that the investment thesis underlying these research views will come to pass. Moreover, the business, results of operations, and prospects of these companies and the growth and health of the sector are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.

The Reference Shares include exploration and production, oilfield services, and midstream companies and do not represent all of the companies in the energy sector that are covered by the Equity Research Department. It is possible that a different basket of energy companies could perform better or worse than the Basket. Each of the Reference Shares has a rating of “buy” or “outperform” from Raymond James (or in the case of one Reference Share, a positive rating from one of its affiliates). Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm. Information on that website is not included or incorporated by reference in this pricing supplement. A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the notes.

The composition of the Basket and the identity of the Reference Shares were selected by the Equity Research Department. Neither we nor our affiliates take any responsibility for the selection of the Basket or the identity of the Reference Shares or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Reference Share or the Basket.

The information in the above three paragraphs has been provided by Raymond James.

DESCRIPTION OF THE REFERENCE SHARES

Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer. We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer. None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected by Raymond James. Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use the stocks discussed herein in connection with our issuance of the notes. Under the license agreement, we have agreed to pay Raymond James a fee equal to 0.72% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of Bank of Montreal or the owners of the notes into consideration in determining, composing or calculating the Basket. BMOCM is calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

THE REFERENCE SHARES

Continental Resources, Inc.

Continental Resources, Inc. is focused on the exploration and production of onshore oil in the United States. The company concentrates its leasehold and production strategies in North Dakota, Montana and Oklahoma. Its common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CLR.”

Historical Information of the Common Stock of Continental Resources, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	47.47	34.93
	Second Quarter	45.50	31.32
	Third Quarter	41.56	31.29
	Fourth Quarter	39.86	33.94

2013	First Quarter	46.35	38.02
	Second Quarter	44.32	36.54
	Third Quarter	53.68	43.82
	Fourth Quarter	60.50	50.73

2014	First Quarter	62.84	52.34
	Second Quarter	79.02	61.43
	Third Quarter	80.65	66.48
	Fourth Quarter	64.52	30.95

2015	First Quarter	48.67	33.58
	Second Quarter	52.63	42.08
	Third Quarter	40.17	26.39
	Fourth Quarter	37.55	20.00

2016	First Quarter	31.06	16.04
	Second Quarter	45.88	29.18
	Third Quarter	51.96	41.31
	Fourth Quarter	58.01	45.19

2017	First Quarter	52.95	42.15
	Second Quarter (through April 4, 2017)	46.20	45.56

Canadian Natural Resources Limited

Canadian Natural Resources Limited acquires, explores for, develops, and produces natural gas, crude oil, and related products. The company operates in the Canadian provinces of Alberta, northeastern British Columbia and Saskatchewan, and also operates in areas which have access for exploration activities and where pipeline systems already exist. Its common shares trade on the NYSE under the symbol “CNQ.”

Historical Information of the Common Shares of Canadian Natural Resources Limited

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	40.53	32.15
	Second Quarter	34.70	25.38
	Third Quarter	34.20	24.95
	Fourth Quarter	31.33	26.88

2013	First Quarter	32.50	28.77
	Second Quarter	31.73	27.64
	Third Quarter	32.80	28.10
	Fourth Quarter	33.40	30.21

2014	First Quarter	37.87	31.39
	Second Quarter	45.31	37.98
	Third Quarter	45.63	38.33
	Fourth Quarter	37.49	26.95

2015	First Quarter	31.56	26.21
	Second Quarter	33.71	26.81
	Third Quarter	26.63	18.80
	Fourth Quarter	25.27	19.11

2016	First Quarter	27.69	15.55
	Second Quarter	31.33	24.97
	Third Quarter	32.87	29.08
	Fourth Quarter	34.92	29.93

2017	First Quarter	32.89	28.71
	Second Quarter (through April 4, 2017)	33.26	32.67

Concho Resources Inc.

Concho Resources Inc. acquires, develops and explores for oil and natural gas properties in the Permian Basin area of Southeast New Mexico and West Texas. Its common stock trades on the NYSE under the symbol “CXO.”

Historical Information of the Common Stock of Concho Resources Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	116.01	97.36
	Second Quarter	108.23	78.48
	Third Quarter	101.19	81.88
	Fourth Quarter	97.40	77.76

2013	First Quarter	98.70	81.96
	Second Quarter	97.27	80.13
	Third Quarter	109.34	83.95
	Fourth Quarter	120.71	98.13

2014	First Quarter	124.35	95.62
	Second Quarter	144.50	121.36
	Third Quarter	148.00	125.39
	Fourth Quarter	121.44	82.99

2015	First Quarter	118.28	92.01
	Second Quarter	128.35	111.98
	Third Quarter	114.07	92.53
	Fourth Quarter	117.83	86.67

2016	First Quarter	105.37	72.52
	Second Quarter	129.95	97.48
	Third Quarter	137.35	115.83
	Fourth Quarter	143.25	126.68

2017	First Quarter	144.46	125.18
	Second Quarter (through April 4, 2017)	130.17	128.38

Eni SpA

Eni SpA explores for and produces hydrocarbons in Italy, Africa, the North Sea, the Gulf of Mexico, Kazakhstan, and Australia. The company both produces natural gas and imports it for sale in Italy and elsewhere in Europe. The company also transports natural gas in pipelines, generates and trades electricity, refines oil, and operates gasoline service stations. Its American Depositary Shares are traded on the NYSE under the symbol “E.”

Historical Information of the American Depositary Shares of Eni SpA

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	49.44	41.42
	Second Quarter	46.96	37.92
	Third Quarter	48.97	36.85
	Fourth Quarter	49.22	43.89

2013	First Quarter	52.12	44.36
	Second Quarter	48.96	40.39
	Third Quarter	48.50	40.66
	Fourth Quarter	50.80	44.92

2014	First Quarter	50.17	43.79
	Second Quarter	54.90	49.21
	Third Quarter	55.30	46.75
	Fourth Quarter	46.48	32.81

2015	First Quarter	37.69	31.96
	Second Quarter	39.29	34.94
	Third Quarter	35.61	30.30
	Fourth Quarter	36.02	29.28

2016	First Quarter	31.05	25.00
	Second Quarter	33.33	28.17
	Third Quarter	33.25	27.65
	Fourth Quarter	32.24	26.26

2017	First Quarter	33.26	30.07
	Second Quarter (through April 4, 2017)	32.65	32.49

EnLink Midstream LLC

EnLink Midstream LLC is an independent midstream energy services company that offers supply and marketing services to oil and gas producers and consumers. The company is involved in natural gas gathering, treating, processing, transmission, distribution, supply and marketing, and crude oil marketing. The company also owns pipelines and plant facilities in the United States. Its common units trade on the NYSE under the symbol “ENLC.”

Historical Information of the Common Units of EnLink Midstream LLC

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	14.65	12.56
	Second Quarter	15.43	13.10
	Third Quarter	14.66	11.90
	Fourth Quarter	14.47	11.59

2013	First Quarter	19.26	15.00
	Second Quarter	20.94	17.46
	Third Quarter	21.53	18.71
	Fourth Quarter	36.60	19.94

2014	First Quarter	42.48	33.34
	Second Quarter	42.18	33.63
	Third Quarter	41.70	36.90
	Fourth Quarter	40.86	30.20

2015	First Quarter	36.48	30.80
	Second Quarter	35.32	31.09
	Third Quarter	31.03	17.32
	Fourth Quarter	23.21	12.15

2016	First Quarter	15.38	7.13
	Second Quarter	16.73	10.00
	Third Quarter	17.70	14.81
	Fourth Quarter	19.25	14.85

2017	First Quarter	20.15	17.35
	Second Quarter (through April 4, 2017)	19.40	19.25

Halliburton Company

Halliburton Company provides energy services and engineering and construction services, as well as manufactures products for the energy industry. The company offers services and products and integrated solutions to customers in the exploration, development, and production of oil and natural gas. Its common stock trades on the NYSE under the symbol “HAL.”

Historical Information of the Common Stock of Halliburton Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	38.53	32.49
	Second Quarter	35.03	26.69
	Third Quarter	37.44	28.35
	Fourth Quarter	35.67	29.93

2013	First Quarter	43.33	35.72
	Second Quarter	45.56	37.20
	Third Quarter	50.34	42.46
	Fourth Quarter	56.25	48.39

2014	First Quarter	59.47	48.21
	Second Quarter	70.99	57.37
	Third Quarter	74.05	63.67
	Fourth Quarter	62.45	37.82

2015	First Quarter	44.84	37.31
	Second Quarter	49.21	42.70
	Third Quarter	43.30	33.52
	Fourth Quarter	40.41	33.40

2016	First Quarter	36.38	28.48
	Second Quarter	46.29	34.00
	Third Quarter	46.85	40.95
	Fourth Quarter	55.07	44.59

2017	First Quarter	58.21	47.78
	Second Quarter (through April 4, 2017)	49.55	49.28

Hess Corporation

Hess Corporation is a global independent energy company engaged in the exploration and production of crude oil and natural gas. Its common stock is traded on the NYSE under the symbol “HES.”

Historical Information of the Common Stock of Hess Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	67.00	54.99
	Second Quarter	59.55	39.95
	Third Quarter	56.06	42.30
	Fourth Quarter	55.62	48.87

2013	First Quarter	72.51	53.71
	Second Quarter	74.14	62.87
	Third Quarter	79.64	66.71
	Fourth Quarter	84.06	78.53

2014	First Quarter	83.22	73.92
	Second Quarter	98.89	83.58
	Third Quarter	101.10	94.32
	Fourth Quarter	91.59	65.45

2015	First Quarter	77.34	65.70
	Second Quarter	78.09	64.99
	Third Quarter	65.71	48.26
	Fourth Quarter	62.79	47.44

2016	First Quarter	53.90	34.38
	Second Quarter	63.38	50.55
	Third Quarter	60.15	45.67
	Fourth Quarter	65.14	46.42

2017	First Quarter	62.82	45.79
	Second Quarter (through April 4, 2017)	47.64	46.97

Marathon Oil Corporation

Marathon Oil Corporation is an independent international energy company engaged in exploration and production, oil sands mining, and integrated gas. The company's operations are focused in North America, Africa, and Europe. Its common stock is traded on the NYSE under the symbol “MRO.”

Historical Information of the Common Stock of Marathon Oil Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	35.06	30.47
	Second Quarter	32.23	23.32
	Third Quarter	31.09	24.09
	Fourth Quarter	31.93	29.30

2013	First Quarter	35.71	31.59
	Second Quarter	36.38	29.85
	Third Quarter	37.83	32.61
	Fourth Quarter	37.93	34.06

2014	First Quarter	35.52	31.81
	Second Quarter	40.16	34.90
	Third Quarter	41.69	37.59
	Fourth Quarter	37.13	24.80

2015	First Quarter	29.63	25.47
	Second Quarter	31.19	25.92
	Third Quarter	25.79	14.04
	Fourth Quarter	20.18	12.38

2016	First Quarter	12.82	6.73
	Second Quarter	15.27	10.53
	Third Quarter	16.80	12.90
	Fourth Quarter	18.80	12.78

2017	First Quarter	18.18	14.61
	Second Quarter (through April 4, 2017)	16.14	15.82

Newfield Exploration Company

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The company's domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas, along with international operations in China. Its common stock is traded on the NYSE under the symbol “NFX.”

Historical Information of the Common Stock of Newfield Exploration Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	42.25	34.07
	Second Quarter	36.23	25.47
	Third Quarter	35.21	28.19
	Fourth Quarter	34.64	23.88

2013	First Quarter	29.83	22.38
	Second Quarter	24.89	19.84
	Third Quarter	28.02	22.73
	Fourth Quarter	31.68	23.01

2014	First Quarter	31.55	23.69
	Second Quarter	44.20	31.36
	Third Quarter	44.98	37.07
	Fourth Quarter	36.16	23.56

2015	First Quarter	36.00	22.73
	Second Quarter	39.69	34.54
	Third Quarter	36.61	27.05
	Fourth Quarter	41.05	30.41

2016	First Quarter	33.82	22.31
	Second Quarter	44.53	31.61
	Third Quarter	47.21	39.50
	Fourth Quarter	47.88	37.83

2017	First Quarter	43.67	33.36
	Second Quarter (through April 4, 2017)	37.14	36.66

Oasis Petroleum Inc.

Oasis Petroleum Inc. is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources. Its common stock trades on the NYSE under the symbol “OAS.”

Historical Information of the Common Stock of Oasis Petroleum Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	35.43	29.29
	Second Quarter	33.63	22.37
	Third Quarter	32.46	23.69
	Fourth Quarter	31.80	28.62

2013	First Quarter	39.27	32.62
	Second Quarter	41.81	32.51
	Third Quarter	49.13	38.64
	Fourth Quarter	56.72	43.19

2014	First Quarter	45.49	39.09
	Second Quarter	55.89	41.48
	Third Quarter	57.42	41.44
	Fourth Quarter	40.66	11.05

2015	First Quarter	18.65	12.56
	Second Quarter	18.72	14.69
	Third Quarter	14.63	8.07
	Fourth Quarter	13.76	6.45

2016	First Quarter	8.26	4.29
	Second Quarter	11.07	6.85
	Third Quarter	11.47	6.80
	Fourth Quarter	16.55	9.96

2017	First Quarter	16.22	12.16
	Second Quarter (through April 4, 2017)	14.50	14.16

Parsley Energy, Inc.

Parsley Energy, Inc. is an oil and natural gas company focused on the acquisition, development, and exploitation of oil and natural gas reserves in the Permian Basin. Its common stock trades on the NYSE under the symbol “PE.”

Historical Information of the Common Stock of Parsley Energy, Inc.

The following table sets forth the high and low closing prices of this Reference Share from May 22, 2014 to April 4, 2017.

		High ($)	Low ($)
2014	Second Quarter (from May 22, 2014)	25.16	18.50
	Third Quarter	23.95	19.89
	Fourth Quarter	21.03	11.26

2015	First Quarter	18.29	13.50
	Second Quarter	18.87	15.92
	Third Quarter	17.42	13.72
	Fourth Quarter	19.82	15.29

2016	First Quarter	22.82	15.66
	Second Quarter	27.62	21.76
	Third Quarter	34.86	26.72
	Fourth Quarter	38.27	32.52

2017	First Quarter	36.88	29.49
	Second Quarter (through April 4, 2017)	32.40	32.28

Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. provides land-based drilling services to major and independent oil and natural gas companies. The company conducts drilling operations in Texas, New Mexico, Utah, Oklahoma, Louisiana, and western Canada. The company is also involved in pressure pumping, oil and gas exploration and production, and drilling and completion fluids services. Its common stock trades on the NASDAQ Global Select Market under the symbol “PTEN.”

Historical Information of the Common Stock of Patterson-UTI Energy, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 to April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	21.93	17.09
	Second Quarter	17.27	13.09
	Third Quarter	17.46	13.79
	Fourth Quarter	18.94	15.08

2013	First Quarter	25.36	18.94
	Second Quarter	24.78	19.36
	Third Quarter	22.18	19.11
	Fourth Quarter	25.92	22.00

2014	First Quarter	31.68	24.58
	Second Quarter	34.94	30.44
	Third Quarter	37.73	31.39
	Fourth Quarter	32.10	14.33

2015	First Quarter	19.46	13.72
	Second Quarter	22.58	18.69
	Third Quarter	18.48	13.14
	Fourth Quarter	16.98	13.06

2016	First Quarter	18.43	11.49
	Second Quarter	21.71	16.37
	Third Quarter	22.37	18.42
	Fourth Quarter	28.83	21.39

2017	First Quarter	29.47	23.06
	Second Quarter (through April 4, 2017)	24.35	24.16

Pioneer Natural Resources Company

Pioneer Natural Resources Company is an independent oil and gas exploration and production company. The company engages in onshore oil and gas drilling, exploration and production in the United States.  Its common stock trades on the NYSE under the symbol “PXD.”

Historical Information of the Common Stock of Pioneer Natural Resources Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	116.24	92.63
	Second Quarter	116.16	78.78
	Third Quarter	113.16	82.80
	Fourth Quarter	109.34	101.65

2013	First Quarter	132.45	109.75
	Second Quarter	154.65	110.17
	Third Quarter	188.80	148.73
	Fourth Quarter	224.95	176.43

2014	First Quarter	204.51	164.78
	Second Quarter	233.07	181.60
	Third Quarter	232.28	194.69
	Fourth Quarter	189.82	130.60

2015	First Quarter	166.50	134.93
	Second Quarter	180.23	137.38
	Third Quarter	138.66	107.24
	Fourth Quarter	149.25	115.71

2016	First Quarter	143.08	107.75
	Second Quarter	168.72	138.44
	Third Quarter	188.31	148.83
	Fourth Quarter	193.24	171.11

2017	First Quarter	198.90	174.95
	Second Quarter (through April 4, 2017)	187.81	185.48

RPC, Inc.

RPC, Inc. provides specialized oilfield services and equipment to oilfield companies. The company's services include snubbing services, coiled tubing services, pressure pumping services, marine services, firefighting and well control, and rental of drill pipe and other equipment. Its common stock is traded on the NYSE under the symbol “RES.”

Historical Information of the Common Stock of RPC, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	13.95	9.41
	Second Quarter	11.89	8.96
	Third Quarter	14.45	11.27
	Fourth Quarter	12.57	10.71

2013	First Quarter	17.24	12.69
	Second Quarter	15.21	12.52
	Third Quarter	15.76	13.60
	Fourth Quarter	18.56	15.51

2014	First Quarter	20.68	16.28
	Second Quarter	23.58	19.35
	Third Quarter	24.91	20.90
	Fourth Quarter	21.28	11.86

2015	First Quarter	13.87	10.59
	Second Quarter	16.27	13.00
	Third Quarter	13.54	8.85
	Fourth Quarter	13.34	8.54

2016	First Quarter	14.63	10.35
	Second Quarter	16.56	13.30
	Third Quarter	16.80	13.73
	Fourth Quarter	21.63	16.71

2017	First Quarter	22.42	16.83
	Second Quarter (through April 4, 2017)	18.70	18.34

Superior Energy Services, Inc.

Superior Energy Services, Inc. provides the drilling, completion and production related needs of oil and gas companies. The company plans and designs solutions specialized in oilfield services and equipment that are used throughout the life cycle of oil and gas wells. Its common stock is traded on the NYSE under the symbol “SPN.”

Historical Information of the Common Stock of Superior Energy Services, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	30.98	25.78
	Second Quarter	27.29	17.89
	Third Quarter	24.04	19.42
	Fourth Quarter	21.66	18.36

2013	First Quarter	27.04	21.76
	Second Quarter	28.86	23.17
	Third Quarter	28.01	24.56
	Fourth Quarter	28.11	24.63

2014	First Quarter	30.76	23.16
	Second Quarter	36.67	29.74
	Third Quarter	36.69	32.84
	Fourth Quarter	32.06	17.19

2015	First Quarter	22.65	17.27
	Second Quarter	26.28	20.62
	Third Quarter	20.42	12.63
	Fourth Quarter	17.01	12.59

2016	First Quarter	13.75	8.59
	Second Quarter	19.50	12.57
	Third Quarter	18.99	14.29
	Fourth Quarter	19.02	13.78

2017	First Quarter	19.03	13.07
	Second Quarter (through April 4, 2017)	14.37	14.25

Total S.A.

Total S.A. explores for, produces, refines, transports, and markets oil and natural gas. The company also operates a chemical division which produces polypropylene, polyethylene, polystyrene, rubber, paint, ink, adhesives, and resins. The company also operates gasoline filling stations in Europe, the United States, and Africa. Its American Depositary Shares are traded on the NYSE under the symbol “TOT.”

Historical Information of the American Depositary Shares of Total S.A.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2012 through April 4, 2017.

		High ($)	Low ($)
2012	First Quarter	56.81	49.63
	Second Quarter	52.36	42.14
	Third Quarter	54.51	42.17
	Fourth Quarter	52.40	47.43

2013	First Quarter	54.92	47.98
	Second Quarter	51.40	46.19
	Third Quarter	58.91	48.18
	Fourth Quarter	62.00	56.53

2014	First Quarter	65.98	56.20
	Second Quarter	73.88	65.59
	Third Quarter	72.77	62.57
	Fourth Quarter	63.67	48.74

2015	First Quarter	55.46	47.16
	Second Quarter	54.48	49.17
	Third Quarter	50.87	42.66
	Fourth Quarter	51.97	44.32

2016	First Quarter	47.82	40.21
	Second Quarter	51.00	43.84
	Third Quarter	50.09	45.78
	Fourth Quarter	50.97	45.59

2017	First Quarter	51.91	49.20
	Second Quarter (through April 4, 2017)	51.08	50.49

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Please note that this section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account of, or in lieu of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

           The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether a Reference Share Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Reference Share Issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by Reference Share Issuers and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes. In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

Potential Application of Section 1260 of the Code

To the extent a Reference Share is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies), while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information. Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity. In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss. In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the Dividend Amount (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. U.S. Treasury regulations provide that withholding on dividend equivalent payments will apply to specified ELIs that are delta-one instruments issued on or after January 1, 2017 and to all specified ELIs issued on or after January 1, 2018. Because the delta of the notes with respect to the Basket will be one, dividend equivalent payments will be subject to withholding. The dividend equivalent amounts may not necessarily be the same as the Dividend Amounts. We will not pay any additional amounts in respect of any dividend equivalent withholding.

Payments on the notes will not be subject to withholding if such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  Non-U.S. holders must consult their tax advisors in this regard.

Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any dividend equivalent withholding, which would be subject to the rules discussed above) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

Non-U.S. holders are urged to consult with their tax advisors concerning the dividend equivalent rules discussed above and the application of any treaty benefits (including their potential right to claim a refund), foreign tax credits, and the U.S. federal income tax considerations relating to the notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares. We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the applicable valuation dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will act as an agent in connection with the distribution of the notes. Such distribution may occur on or subsequent to the Issue Date. The notes sold by Raymond James to investors will be offered at the issue price of $1,000 per note. Raymond James will receive the compensation set forth on the cover page of this pricing supplement. Raymond James will also receive licensing fees for its research related to the Reference Shares, as described in "Description of the Reference Shares—License Agreement"

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or investment advice, or as to the suitability of an investment in the notes.

We will deliver the notes on a date that is greater than three business days following the first Averaging Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

ADDITIONAL INFORMATION RELATING TO THE ESTIMATED INITIAL VALUE OF THE NOTES

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date will be determined based on market conditions at that time.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.